Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Agrees to Acquire Emerson Network Power Connectivity Solutions From Emerson for $98 Million

Three Major Acquisitions in Past 14 Months Expected to More Than Double Bel's Revenue

JERSEY CITY, New Jersey, May 16, 2014 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) announced today that it has entered into a definitive agreement to acquire the Emerson Network Power Connectivity Solutions (ECS) business of Emerson Inc. (NYSE:EMR).  Bel will pay approximately $98 million in cash to acquire the ECS business, which had 2013 revenue of approximately $83 million.  The acquisition, which is subject to regulatory clearance and other customary closing conditions, is expected to close in the second quarter of 2014 and to be immediately accretive to Bel's earnings.
Dan Bernstein, Bel's president, said, "This is Bel's third major acquisition in the past 14 months; all together, these acquisitions will increase our revenue from $283 million, pre-acquisition, to approximately $705 million annually.  We are proud that Emerson Inc, ABB Ltd. and TE Connectivity Ltd., have determined in the best interest of their shareholders, customers and employees to entrust these businesses to Bel and we look forward to growing these organizations."
ECS is headquartered in Bannockburn, Illinois, and has manufacturing facilities in North America, the U.K. and China, with a total of 525 employees world-wide.  ECS is a leading provider of High-performance RF/Microwave and Harsh Environment Optical Connectors and Assemblies for military, aerospace, wireless communications, data communications, broadcast and industrial applications. ECS has a global sales footprint and a diverse customer base that includes some of the world's largest manufacturers coupled with an extensive distribution network populated with today's premier electronic distributors. The ECS division is comprised of the following brands Stratos optical technologies, Johnson, Trompeter, Midwest Microwave, Semflex, Vitelec Electronics, AIM Electronics and Cambridge Products.
Bernstein added, "The acquisition of ECS is a major step forward in our strategy to expand into the aerospace and military markets where long term product reliability resulting from highly engineered solutions is a key. The addition of the ECS Stratos brand with our Fibreco/Gigacom Interconnect products will give us an industry leading position in the Expanded Beam Fiber Optic market place.  The ECS group also significantly expands our copper-based product offering with the addition of RF/Microwave connectors and assemblies.  Bel is eagerly anticipating the many growth opportunities that will be created through this transaction, and we look forward to continuing to build an industry leading high reliability interconnect business with our new colleagues at ECS."

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Bel Agrees to Acquire Emerson Network Power Connectivity Solutions
From Emerson for $98 Million
May 16, 2014
Page Two

Bel has obtained a commitment for financing provided by KeyBank National Association that, combined with available liquidity, is sufficient to fund the acquisition.  Needham & Company, LLC is serving as exclusive financial advisor, KeyBanc Capital Markets Inc. is serving as debt advisor, and DeCotiis, FitzPatrick & Cole, LLP is acting as Bel's legal counsel in the transaction.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D Sub connectors, fiber optic connectors, passive jacks, plugs and high speed cable assemblies).  The Company operates facilities around the world.

Forward Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the impact of the Emerson Connectivity Solutions acquisition on Bel's growth and profitability and on Bel's competitive position; the expected accretive nature of that acquisition; and the impact of that acquisition on future sales of interconnect products and related products) are forward looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies, including Emerson Connectivity Solutions, capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

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